Exhibit 99.1

FOR IMMEDIATE RELEASE

PETROHAWK ENERGY AND MISSION RESOURCES

TO HOLD STOCKHOLDERS MEETINGS ON JULY 28, 2005 TO VOTE ON MERGER

HOUSTON, June 28, 2005— Petrohawk Energy Corporation (NASDAQ: HAWK) (“Petrohawk”) and Mission Resources Corporation (NASDAQ: MSSN) (“Mission”) today announced that each company will hold separate stockholders meetings on July 28, 2005. Both Mission’s and Petrohawk’s stockholders meetings will be held at the Four Seasons Hotel in Houston, Texas, with Mission’s meeting beginning at 10:00 a.m. CDT and Petrohawk’s meeting beginning at 11:00 a.m. CDT. The meetings are related to the proposed merger of the two companies, announced April 4, 2005.

At the meetings, Mission stockholders will vote to approve the merger, while Petrohawk stockholders will vote to approve the issuance of common stock to Mission stockholders in the merger, to amend Petrohawk’s certificate of incorporation to increase the number of authorized shares of common stock from 75 million to 125 million and on other corporate matters. Upon approval of the share issuance relating to the merger by the stockholders of Petrohawk and of the merger by the stockholders of Mission, and satisfaction of other customary conditions, the proposed merger is expected to close within a few days of the stockholders meetings.

Proxy statements and related materials for the respective companies were mailed June 28, 2005 to all stockholders of Petrohawk and Mission as of June 13, 2005, the record date for each company. Stockholders may also obtain a copy of these materials and information on voting procedures by contacting Georgeson Shareholder Communications, Inc. at 1-800-790-6795.

Mission stockholders may elect to receive either shares of Petrohawk common stock, cash or a combination thereof (subject to the allocation procedure described in the proxy statement) in exchange for their shares of Mission common stock. Based on Petrohawk’s closing share price, a daily update of the recalculation of per share consideration to be received by Mission stockholders in either cash or stock will be posted to each company’s website, and may also be obtained by calling 1-866-729-6799. The calculation will be updated each day at 3:30 CDT.

Election forms for purposes of making this election are being mailed together with the proxy statements and other materials. The deadline for making an election with respect to the type of merger consideration to be received is 5:00 p.m., Houston, Texas time, on July 27, 2005. Mission stockholders should carefully complete the election forms and submit them to the exchange agent, American Stock Transfer and Trust Company (AST), before the election deadline.

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Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

For more information please refer to the companies’ websites or contact:

For Petrohawk:	www.petrohawk.com
	Shane Bayless	Joan Dunlap
	(832) 204-2727	(832) 204-2737
	sbayless@petrohawk.com	jdunlap@petrohawk.com

For Mission:	www.mrcorp.com
Ann Kaesermann
Vice President – Accounting & Investor Relations, CAO
(713) 495-3100
investors@mrcorp.com

Additional Information for Investors

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Petrohawk’s and Mission’s current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include, without limitation, 1) the possibility that the companies may be unable to obtain stockholder or other approvals required for the merger; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the merger may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting objectives; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the merger; 6) the possibility of future regulatory or legislative actions; 7) the volatility in prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks; 12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Petrohawk and Mission. Petrohawk and Mission assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Additional Information About the Merger and Where to Find It:

Petrohawk and Mission have filed materials relating to the merger with the SEC, including a registration statement that contains a prospectus and a joint proxy statement. Investors and security holders of Petrohawk and Mission are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Petrohawk, Mission and the merger. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Petrohawk may be obtained free of charge from Petrohawk’s website at www.petrohawk.com. The documents filed with the SEC by Mission may be obtained free of charge from Mission’s website at www.mrcorp.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Petrohawk, Mission and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Petrohawk and Mission in favor of the merger. Information about the executive officers and directors of Petrohawk and their direct or indirect interests, by security holdings or otherwise, in the merger is set forth in the proxy statement-prospectus relating to the merger. Information about the executive officers and directors of Mission and their direct or indirect interests, by security holdings or otherwise, in the merger is set forth in the proxy statement-prospectus relating to the merger. Information about the executive officers and directors of Mission and their ownership of Mission common stock is set forth in Mission’s Form 10-K/A, which was filed with the SEC on April 12, 2005.

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